Exhibit 4.12
GLAXOSMITHKLINE PLC
RULES OF THE GLAXOSMITHKLINE 2009
SHARE VALUE PLAN
Directors’ Adoption: 28 May 2009
Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
Ref Clare Peake

Table of Contents

Contents		Page

1	Meaning of words used	1

2	Granting Awards	2

3	Dividends and dividend equivalents	3

4	Vesting of Awards	3

5	Lapse of Awards in connection with conduct	5

6	Leaving employment	5

7	Corporate Events	6

8	Tax	7

9	General Terms	7

10	Amendment and termination of the Plan	10

11	Governing Law	10

Schedule 1 United States		11

Schedule 2 France		12

 i

1	Meaning of words used

In these rules:

“Award” means a right to acquire Shares (which may be a Conditional Award or a Nil-Cost Option);

“Award Date” means the date on which an Award is granted or any other date which the Committee sets in relation to an Award;

“Committee” means the board of directors of the Company or any person or group of persons to whom some or all of its functions under the Plan are delegated;

“Company” means GlaxoSmithKline plc;

“Condition” means a condition to the Vesting of an Award imposed under rule 2.3;

“Conditional Award” means a conditional right to acquire Shares following Vesting;

“Dealing Restrictions” means restrictions on dealing in Shares imposed by any law, regulation or Code of Practice (including the Model Code on dealings in securities set out in rule 9, annex 1 of the Listing Rules relating to admission to the Official List maintained by the Financial Services Authority for the purpose of section 74(1) of the Financial Services and Markets Act 2000) or otherwise;

“Dividend Equivalents” means a right to cash or Shares as described in rule 3;

“Grantor” means the Member of the Group or other entity which has agreed to satisfy an Award as required by these rules or, if no entity has so agreed, the Company;

“Market Value” means, in respect of any day, the closing middle market quotation of a Share quoted on the London Stock Exchange for the immediately preceding day on which the relevant market was open or, in the case of an American depository share, the closing price quoted on the New York Stock Exchange for that same immediately preceding day;

“Member of the Group” means the Company, its subsidiaries from time to time or any other company which the Committee determines should be treated as a Member of the Group for some or all purposes;

“Nil-Cost Option” means a right to acquire Shares granted under the Plan following exercise;

“Participant” means a person who has been granted an Award or, following the death of a Participant, his personal representatives;

“Plan” means this plan known as “The GlaxoSmithKline 2009 Share Value Plan” as amended from time to time;

“Share” means a fully paid ordinary share in the capital of the Company, and, where the context requires, includes an American depository share representing Shares;

“Short Term Deferral Period” means the period ending on 15 March after the end of the calendar year in which Vesting occurs;

“Takeover” has the meaning given to it in rule 7.1;

“Vesting” means a Participant becoming entitled to receive the Shares comprised in his Award and “Vest” shall be construed accordingly;

“Vesting Date” means a date on which an Award would normally Vest which will be set by the Committee on the grant of the Award under rule 2.2.

2	Granting Awards

2.1	Selection of Participants

The Committee may select any employee of any Member of the Group to be granted an Award. However, the Committee may not select a person who:
2.1.1	is an executive director of the Company or a member of the Corporate Executive Team; or

2.1.2	has given or received notice terminating their employment (except in exceptional circumstances).
2.2	Things to be decided when an Award is granted

When granting an Award the Committee will decide:
2.2.1	the number of Shares subject to the Award;

2.2.2	the Vesting Date or Vesting Dates;

2.2.3	the terms of any Conditions;

2.2.4	whether the Award will take the form of a Nil-Cost Option (if the Committee does not so decide, the Award will take the form of a Conditional Award);

2.2.5	whether or not the Award will carry Dividend Equivalents and, if it does, whether or not they will be on a notional re-investment basis (see rule 3) (if the Committee does not so decide, the Award will not carry Dividend Equivalents); and

2.2.6	which (if any) Schedules to the Plan will apply to the Award.
2.3	Conditions

When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more conditions determined by it. The condition may provide that the Award will lapse to the extent it is not satisfied.

The Committee may change or waive a Condition.

2.4	Timing of Awards

Subject to any Dealing Restrictions which prevent the grant of Awards, Awards may be granted at any time.

2.5	Documentation of Awards

Each Award will be granted by deed. Each Participant will receive a certificate or statement (electronically or in hard copy) summarising the principal terms of the Award.

2.6	Overseas schedules

The Committee may establish additional schedules to the Plan for the benefit of employees outside the UK, based on the Plan but modified to take account of local tax, exchange control or securities laws in overseas territories.

3	Dividends and dividend equivalents

3.1	No rights to dividends

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award unless and until the Shares are transferred to the Participant.

3.2	Dividend Equivalents

If an Award carries Dividend Equivalents:
3.2.1	unless the Committee decides otherwise, with effect from the payment date of each ordinary dividend declared on Shares between the Award Date and the Vesting Date, the number of Shares subject to the Award will be increased by the number of Shares which could be bought with the amount of the dividend payable on that number of Shares (including any previously added under this rule 3) on the basis of the market value of a Share on the payment date; or

3.2.2	if the Committee decides that Dividend Equivalents would not be on a notional reinvestment basis as described in rule 3.2.1, as soon as practicable after Vesting (and in any event no later than the date on which the Short Term Deferral Period expires), the Grantor will pay to the Participant an amount (in cash or Shares) equal to the total ordinary dividends paid between the Award Date and the date of Vesting on the number of Shares then Vesting; or

3.2.3	the Committee may decide that the Dividend Equivalents may be calculated on any other basis which, in the opinion of the Committee, is reasonable.
For the avoidance of doubt, the amount of a dividend, for these purposes, does not include the tax credit.

For the purposes of this rule 3, “market value” means Market Value or, if the Committee so decides, the closing middle market quotation of a share quoted on the London Stock Exchange for the dividend payment date or, in the case of an American depositary share, the closing price quoted on the New York Stock Exchange for that day.

This will not apply to any dividend in respect of which an adjustment is made under rule 7.4 (Rights issues and changes in share capital).

For the avoidance of doubt, a Participant is not entitled to receive Dividend Equivalents with respect to the time period between the Vesting Date and the date that the relevant Shares are issued or transferred to the Participant.
4	Vesting of Awards

4.1	Normal Vesting

Subject to rules 4.5 (Cash alternative), 4.6 (Delay for dealing restrictions), 6 (Leaving employment) and 7 (Corporate Events) and any Condition, an Award will Vest on the Vesting Date (or, if there is more than one, as to the relevant number of Shares on each of the Vesting Dates) or, if later, on the date or dates on which the extent to which any Condition is satisfied has been determined.

4.2	Consequences of Vesting — Conditional Award

Subject to rules 4.5 (Cash alternative) and 4.6.2 (Delay for dealing restrictions), as soon as practicable after the Vesting of an Award which takes the form of a Conditional Award (and in any event no later than the date on which the Short Term Deferral Period expires), the Grantor shall procure that:
4.2.1	the number of Shares in respect of which the Award has Vested are transferred to the Participant; and

4.2.2	the Participant is paid any amount due under rule 3.2.2 (Dividend Equivalents).
4.3	Consequences of Vesting — Nil-Cost Options

A Nil-Cost Option will become exercisable, in respect of the number of Shares in respect of which it has Vested, from the date on which it Vests for a period of six months, unless the Committee determined a longer period on the Award Date, after which it will lapse to the extent not exercised. However, where the Nil-Cost Option Vests under rule 7.1 (Takeover), it will be exercisable for six weeks from the date of the Takeover.

The Grantor will procure that the Participant is paid any amount due under rule 3.2.2 (Dividend Equivalents) as soon as practicable after the date of Vesting (and in any event no later than the date on which the Short Term Deferral Period expires).

A Nil-Cost Option may be exercised by the Participant giving written notice to the Company in such form as the Company may prescribe. A Nil-Cost Option will be deemed exercised on the last business day before the date on which it will lapse by virtue of this rule 4.3.

Subject to rules 4.4 (Cash alternative) and 4.6.2 (Delay for Dealing Restrictions), within 30 days of the receipt of the notice (or of the deemed exercise), the Grantor shall procure that the number of Shares in respect of which the Nil-Cost Option has been exercised are transferred to the Participant.

4.4	No Fractional Shares

Any fractional number of Shares accrued as a result of rule 3.2 (Dividend Equivalents) (or any other reason) shall be aggregated as at the Vesting Date and rounded up to the nearest whole Share, unless the Committee determines otherwise.

4.5	Cash alternative

The Committee may decide to satisfy an Award or the exercise of an Option by paying to the Participant an amount equal to the Market Value of the number of Shares which would otherwise be transferred on the date of Vesting (or exercise, in the case of a Nil-Cost Option) or an amount determined on such other reasonable basis as the Committee may decide from time to time (which could, for example, allow for the deduction of any applicable expenses).

The Committee may grant an Award on the basis that it will always be satisfied as described in this rule 4.5.

4.6	Delay for Dealing Restrictions
4.6.1	If the Vesting of an Award is prevented on any date by a Dealing Restriction, the Award will Vest on the first date on which it is no longer so prevented.

4.6.2	If the transfer of Shares is prevented by a Dealing Restriction on any date set out in rules 4.2 (Consequences of Vesting — Conditional Award) or 4.3 (Consequences of Vesting — Nil-Cost Option), the period for transfer of Shares under those rules will start (or continue) to run from the first date on which it is no longer so prevented.
4.7	No issue of Shares

No new Shares may be issued in connection with the Vesting of an Award or the exercise of a Nil-Cost Option.

5	Lapse of Awards in connection with conduct

The Committee may decide that an Award which has not Vested (or a Nil-Cost Option which has not been exercised) will lapse wholly or in part if it considers that the Participant has engaged in conduct which is contrary to the legitimate expectations of the Company.

6	Leaving employment

6.1	General rule on leaving employment
6.1.1	Unless rule 6.2 applies, an Award which has not Vested will lapse on the date the Participant leaves employment.

6.1.2	The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group, (whether or not such termination is lawful) unless the reason for giving or receiving notice is one listed in rule 6.2 below.
6.2	Leaving in special circumstances
6.2.1	This rule 6.2 applies if a Participant leaves employment because of:
(i)	death; or

(ii)	redundancy; or

(iii)	retirement with the agreement of the Participant’s employer; or

(iv)	ill-health, injury or disability; or

(v)	his employing company ceasing to be a Member of the Group; or

(vi)	the business in which he works being transferred to a person which is not a Member of the Group, or

(vii)	any other reason if the Committee so decides.
6.2.2	Where this rule 6.2 applies, unless the Committee decides otherwise, the number of Shares subject to the Award will be reduced to reflect the proportion of the period between the Award Date and the Vesting Date which has elapsed on the date of leaving (rounding up to the nearest whole year) and will lapse as to the balance on the date of leaving.

6.2.3	Where the Participant leaves employment because of death, the Award (reduced as described above in rule 6.2.2) will Vest on the date of death. In other circumstances, the Committee may decide that the Award will Vest (reduced as described above in rule 6.2.2) on such date as the Committee may decide (being not more than 30 days after the date of leaving).
6.3	Meaning of “leaving employment”

For the purposes of this rule, a Participant will be treated as ‘leaving employment’ when he is no longer an employee or director of any Member of the Group and not before.

7	Corporate Events

7.1	Takeover

If there is a Takeover, each Award will Vest on the date of the Takeover.

Alternatively, the Committee may decide that some or all Awards will be automatically exchanged in accordance with rule 7.2 or may allow the Participant to choose Vesting or exchange.

There is a “Takeover” if:
7.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

7.1.2	a court sanctions a compromise or arrangement under section 895 of the Companies Act 2006 in connection with the acquisition of Shares.
“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007.

7.2	Exchange of Awards on a Takeover

If an Award is to be exchanged, the following provisions will apply:
7.2.1	The new award will be in respect of shares in any body corporate determined by the company offering the exchange.

7.2.2	The new award shall have equivalent terms to those of the Award that was exchanged.

7.2.3	The new award will be treated as having been acquired at the same time as the Award that was exchanged and will Vest in the same manner and at the same time.

7.2.4	The new award will be subject to the rules as they last had effect in relation to the Award that was exchanged.

7.2.5	With effect from the exchange, the rules will be construed in relation to the new award as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the body corporate determined under rule 7.2.1.
7.3	Demergers or other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend) or other transaction (other than a Takeover) which, in the opinion of the Committee could affect the current or future value of Shares, the Committee may allow Awards to Vest in whole or in part, subject to any conditions the Committee may decide to impose, or may require them to be exchanged under rule 7.2.

7.4	Rights issues and changes in share capital

If there is:
7.4.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

7.4.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988;

7.4.3	a special dividend or distribution, or

7.4.4	any other corporate event which might affect the current or future value of any Award, the Committee may adjust the number or class of Shares or the identity of the securities subject to the Award in such manner as it see fit.

7.5	Committee

In this rule 7, “Committee” means those people who were members of the Committee immediately before the event by virtue of which this rule applies.

8	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Award and will, if required to do so, agree the transfer of liability for employer social security contributions to him.

The Company, any employing company or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the sale of or reduction in number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise.

The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the transfer of Shares may be delayed until he does so.

9	General Terms

9.1	Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. This rule 9.1 does not apply to:
9.1.1	the transmission of an Award on the death of a Participant to his personal representatives; or

9.1.2	the assignment of an Award, with the prior consent of the Committee, subject to any terms and conditions the Committee imposes.

9.2	Company Documents

The Company is not required to send to any Participant a copy of any documents which the Company is required to send to its shareholders.

9.3	Discretionary nature of the Plan
9.3.1	Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship between any Member of the Group and any Employee, Participant or any other person (“Employee”).

9.3.2	The fact that one or more Awards have been made or offered to an Employee does not create any right to, or expectation of, continued employment.

9.3.3	No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. The grant of Awards on any particular basis in one or over any number of years does not imply any right to be granted or considered for Awards on that or any other basis in any other year.

9.3.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

9.3.5	No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:
(i)	his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)	any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned and including, without limitation, the exercise of any discretion under rule 5); and

(iii)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship).
9.3.6	Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be required to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

9.3.7	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

9.3.8	For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful).
9.4	Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

9.5	Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

9.6	Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

9.7	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force and it will be the Participant’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

9.8	Notices

Any notice or other document which has to be given to a Participant under or in connection with the Plan may be delivered or sent by post to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him, or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

9.9	Data protection

By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the Group and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:
9.9.1	administering and maintaining Participant’s records;

9.9.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

9.9.3	providing information to future purchasers of the Company or the business in which the Participant works; and

9.9.4	transferring information about the Participant to any country or territory (including outside the European Economic Area).

10	Amendment and termination of the Plan
10.1.1	The Committee may at any time change the Plan in any way. Changes may affect Awards already granted. The Committee is not required to give notice of any changes made to any Participant affected.

10.1.2	The Committee may terminate the Plan at any time. The termination of the Plan will not affect existing Awards.
11	Governing Law

The Plan will be governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

Schedule 1
United States
1	Application of Schedule

The rules of this Schedule are made under and amend and supplement (as applicable) the terms of the Plan and any related Schedules. The rules of this Schedule apply to those Participants who are employees of a Member of the Group and are subject to US taxation (“US Participants”). In the event of any conflict, this Schedule shall override or modify (as applicable) the rules of the Plan and/or any other applicable Schedule.

2	Definitions

The words and expressions used in this Schedule which have capital letters have the same meaning as they have in the rules of the Plan and/or any other applicable Schedule unless modified by this Schedule.

3	Takeover

A decision of the Committee to allow Participants to choose Vesting or exchange upon a Takeover (as described in rule 7.1of the Plan) will only be applicable to a US Participant to the extent it will not cause adverse tax consequences under section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”).

4	Termination and Amendment

The Committee may amend or terminate this Schedule at any time.

5	Successors and Assigns

The terms of this Schedule shall be binding upon and inure to the benefit of the Company and its successors and assigns.

Schedule 2
France
The purpose of this Schedule is to make certain variations to the terms of the Plan, in order to satisfy French securities laws, exchange control, corporate law and tax requirements (especially the provisions of Articles L. 225-197-1 et seq. of the French Commercial Code) to qualify for favourable income tax and social security treatment in France.
The rules of the Plan shall apply subject to the modifications contained in this Schedule 2 whenever the Committee decides to grant a qualifying Award to an Eligible Individual under this Schedule.
1	Rule 1 (Meaning of words used)

1.1	The definitions of “Award”, “Grantor” and “Member of the Group” stated in Rule 1 of the Plan shall be deleted and replaced by the following definitions:

“Award” means a non transferable, unfunded and conditional right to acquire Shares following Vesting.

“Grantor” means the Company.

“Member of the Group” means (i) a company in which the Company holds, directly or indirectly, at least 10 per cent of the share capital or voting rights; (ii) a company holding directly or indirectly at least 10 per cent of the share capital or voting rights of the Company.

1.2	For the purpose of Awards granted under this Schedule 2, the following new definitions shall be added to those stated in rule 1 of the Plan:

“Closed Period” means (i) the 10 trading days preceding and following the date on which the Company’s consolidated accounts or, failing that, the annual accounts, are made public; (ii) the period between (x) the date on which the management bodies of the Company have knowledge of information which, if made public, could have a significant impact on the price of the Share and (y) the end of the tenth trading day following the date on which this information has been made public; and (iii) any other Dealing Restrictions period.

“Defined Disability” means the circumstance where a Participant is recognised as a disabled employee of the second or third category under the meaning of Article L.341-4 of the French Social Security Code.

“Eligible Individual” means any individual who is a salaried employee of the Company or any Member of the Group.

“Holding Agreement” means an agreement between the Participant, the Grantor and an account keeper (teneur de compte) designated by the Grantor, in such form as determined by the Grantor and delivered by the Participant, in which the Participant undertakes not to sell or transfer Shares before expiry of the Holding Period, and the account keeper undertakes not to perform any such order before expiry of the Holding Period.

“Holding Period” means a two-year period following the transfer of the Shares to the Participant, during which the Shares cannot be sold, transferred or otherwise disposed.

1.3	All capitalised terms used in this Schedule 2 and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1.4	No Nil Cost Option shall be granted under this Schedule 2. Any provision in the Plan referring to Nil-Cost Options shall be deleted accordingly.

1.5	No Dividend Equivalents shall be operated under this Schedule 2. Any provision in the Plan referring to Dividend Equivalents shall be deleted accordingly.

2	Rule 2 (Granting Awards)

2.1	Rule 2.1 (Selection of Participants) shall be deleted and replaced by the following provisions:

“The Committee may select any Eligible Individual to be granted an Award. However, the Committee may not select a person who:
2.1.1	is an executive director of the Company or a member of the Corporate Executive Team; or

2.1.2	has given or received notice terminating their employment (except in exceptional circumstances).
A grant of Awards cannot be made to any Eligible Individual already holding more than 10 per cent of the share capital of the Company, nor result in an Eligible Individual holding more than 10 per cent of the share capital of the Company.

The total number of Shares which may be allocated under the Plan or any other free shares plan shall not exceed 10 per cent of the share capital of the Company in issue at the Award Date. “Allocate” means granting a right to acquire unissued shares or the issue and allotment of shares. Rights which have lapsed or been surrendered will not count towards these limits.”

2.2	The second paragraph of Rule 2.3 (Conditions) shall be deleted and replaced by the following provisions:

“The Committee may change, provided it is more favourable for the Participant, or waive a Condition.”

2.3	Rule 2.4 (Timing of Awards) shall be deleted and replaced by the following provision: “The Committee shall not grant Awards under this Schedule 2 after 19 May 2019.”

3	Rule 4 (Vesting of Awards)

3.1	Rule 4.1 (Normal Vesting) shall be supplemented with the following provision:

“Notwithstanding any provision of the Plan or this Schedule 2 other than rule 6.4 (Death and Defined Disability), the Vesting Date shall not be before the second anniversary of the Award Date. If an Award would Vest, in accordance with any provision of the Plan or this Schedule 2, other than under rule 6.4 (Death and Defined Disability), before the second anniversary of the Award Date, the Award will not so Vest but will continue until the second anniversary of the Award Date, or a later date as determined by the Committee, when it will Vest.”

3.2	Rule 4.2 (Consequences of Vesting — Conditional Award) shall be deleted and replaced by the following provisions:

“4.2.1	Subject to rule 4.6.2, the Grantor shall arrange for the number of Shares in respect of which the Award has vested to be transferred as soon as administratively practicable after the Vesting Date to a share account administered in the name and for the benefit of the Participant by an account keeper (teneur de compte) designated by the Committee. Participants shall have full shareholder voting and dividend rights on the transferred Shares.

4.2.2	Shares transferred under rule 4.2.1 will be held by the account keeper on behalf of the Participant, for the duration of the Holding Period, in accordance with the provisions of the Holding Agreement, except as provided under rule 6.4 (Death and Defined Disability) or as otherwise provided for in the French commercial Code or in the French tax Code as an exception to the Holding Period.

4.2.3	Upon expiry of the Holding Period, the Participant will be free to dispose of the Shares, except during the Closed Periods during which the sale of the Shares is prohibited.”
3.3	Rule 4.5 (Cash alternative) shall be deleted. Any provision of the Plan referring to this rule 4.5 shall be deleted accordingly.

4	Rule 6 (Leaving employment)

4.1	In rule 6.1.1, the words “Unless rule 6.2 applies” shall be replaced by “Unless rules 6.2 or 6.4 applies”.

4.2	In rule 6.1.2, the words “listed in rule 6.2 below” shall be replaced by “listed in rules 6.2 or 6.4 below”.

4.3	Rule 6.2.1(i) shall be deleted.

4.4	Rule 6.2.1(iv) shall be deleted and replaced by “ill-health, injury or disability (other than a Defined Disability); or”.

4.5	Rule 6.2.3 shall be deleted.

4.6	Rule 6.4 shall be added, according to the following terms:

6.4. Death and Defined Disability

“Notwithstanding any other rule of the Plan, where a Participant leaves employment for reason of death, his personal representatives may require, within six (6) months from the date of death, Vesting of the deceased’s Award and the transfer of the underlying Shares. The Shares will be transferred to the personal representatives of the Participant as soon as practicably possible following their request, and shall not be subject to any Holding Period.

Notwithstanding any other rule of the Plan, where a Participant suffers from a Defined Disability, he can request at any time the Vesting of its Award and the transfer of the underlying Shares. Shares transferred to a Participant suffering from a Defined Disability shall not be subject to any Holding Period.”

5	Rule 7 (Corporate Events)

5.1	Rule 7 shall apply in accordance with Article L. 225-197-1-III of the French Commercial Code.

6	Rule 8 (Tax)

6.1	Rule 8 (Tax) shall apply except that in the first paragraph the following words shall be deleted: “and will, if required to do so, agree the transfer of liability for employer social security contributions to him”. In the second paragraph, the following words shall be deleted: “the sale of or the reduction in number of Shares to which a Participant would otherwise be entitled or”. In addition, rule 8 (Tax) shall be supplemented with the following provisions:

“The Participants (or heirs, if applicable) are responsible for reporting the receipt of any income under the Plan, however made, to the appropriate tax authorities.

The Member of the Group with whom a Participant is or was in employment on the date the Shares are transferred will communicate the name of the Participant and the number of Shares being transferred to the social security authorities competent for that Member of the Group, in accordance with the provisions of Article L. 242-1 of the French Social Security Code.”

7	Rule 9 (General Terms)

7.1	Rule 9.1.2 shall be deleted.

8	Rule 10 (Amendment and termination of the Plan)

8.1	In rule 10.1, the words “Changes may affect Awards already granted” shall be supplemented by the following words: “provided that the changes do not affect the qualifying status of the Awards and provided that no such changes shall adversely affect the rights of any Participant without such Participant’s consent”.

9	Severability

The terms and conditions provided in the Plan as amended by this Schedule 2 are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French law, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.